Execution Version

AGREEMENT

This Agreement (the “Agreement”) is entered into on April ___, 2010 (the “Effective Date”) by and among George Foreman, individually (“Foreman”), George Foreman Ventures LLC, a Delaware limited liability company (“GFV”), and United States Pharmaceutical Group, L.L.C. (d/b/a NationsHealth), a Delaware limited liability company (together with its Subsidiaries, the “Company”).  All capitalized terms used herein and not otherwise defined shall have the respective meaning provided in Section 1.

RECITALS

WHEREAS, the Company desires to contract with Foreman and GFV and Foreman and GFV desires to contract with the Company for Foreman to be the Company’s exclusive spokesman for the sale of Core Diabetic Supplies in accordance with and pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Foreman, GFV and the Company hereby agree as follows:

1.           Definitions.

“Advertising” means the use of Foreman Indicia to promote the Core Diabetic Supplies through television, internet, radio, print and other media advertising, including, but not limited to, the Commercials, and personal appearances at planned corporate events or similar events, such as tradeshows or conventions.

“Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs; (c) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (d) any director, officer, partner or individual holding a similar position in respect of such Person; or (e) as to any natural Person, any Person’s spouse, parent or minor child.

“Authority” means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

“Commercial” means the production of a direct-to-consumer television advertisement paid for by the Company and featuring Foreman as a spokesman for the Core Diabetic Supplies, which shall be distributed through television in the United States.

“Contract” means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

Execution Version

“Core Diabetic Supplies” means diabetic related supplies and products sold, promoted and/or marketed by the Company, including, but not limited to, diabetic strips, lancets, meters, control solutions, insulin delivery devices or systems or insulin syringes.

“Foreman Indicia” means the name, image, signature and likeness of the celebrity George Foreman.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

“Qualified Lead” means any individual who (a) is a diabetic or is calling on behalf of a diabetic, (b) receives Medicare or participates in a Medicaid that the Company accepts or is a member of a primary insurance that the Company accepts, (c) calls a dedicated toll free advertising number, contacts the Company via the internet through a specific line on the Company’s website or otherwise mentions Foreman in connection with a phone call or internet communication to the Company or any third party service provider, and (d) receives any Core Diabetic Supplies from the Company (it being understood that any person who satisfies (a) through (d) above with respect to the initial sale shall be a Qualified Lead for purposes of this Agreement and with respect to any sales by the Company of products or services to such individual, such sales shall be included as part of the Total Diabetes Profit).

“Subsidiary” means any person or entity in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent of either the equity interests in, or the voting control, of such person or entity.

“Total Diabetes Profit” means the sum of:  (a) the net sales by the Company of any products or services to Qualified Leads; minus (b) the directly related cost of sales or services for the products or services sold to Qualified Leads; minus (c) the following operating expenses incurred by the Company in connection with the sale by the Company of products or services  to Qualified Leads:  patient acquisition and related costs; patient service and fulfillment; sales and administrative; provision for doubtful accounts; the fees paid to Foreman and GFV hereunder; and any other direct and indirect costs and expenses incurred by the Company in connection with the sale by the Company of products and services to a Qualified Lead, in the case of each of clauses (a) through (c), determined in accordance with U.S. generally accepted accounting principles as in effect on the date of any calculation hereunder; provided, that (i) the costs and expenses included pursuant to clause (b) and (c) shall be allocated on a good faith and reasonable basis of such costs and expenses relating to the sale of products or services to Qualified Leads and shall not include any management fees; and (ii) the Qualified Lead Consideration paid or payable pursuant to this Agreement shall be excluded from the calculation of the Total Diabetes Profit.

2.           Retention and Appointment of Foreman.  The Company hereby retains and appoints Foreman and Foreman hereby accepts such appointment on the terms and conditions provided in this Agreement as the Company’s exclusive spokesman for the sale of Core Diabetic Supplies.

Execution Version

3.           Services.  During the Term (as defined below), Foreman on a consulting basis shall be the Company’s exclusive spokesman for the sale of Core Diabetic Supplies, including, without limitation, developing and participating in Commercials, and promoting and assisting the Company in marketing and advertising the Core Diabetic Supplies through Advertising (the “Services”); provided, however, that each Commercial and each personal appearance, promotional material, advertisement and marketing program involving Foreman shall be approved in writing by each of the Company and Foreman prior to their production and use.  Notwithstanding anything in this Agreement to the contrary, without the prior written approval of Foreman, subject to Section 4 hereof, the Services hereunder shall be limited during each twelve month period during the Term to two (2) days in connection with the shooting of a Commercial and the production of other radio or print media Advertising and up to three (3) days in connection with personal appearances at planned corporate or media events or other similar events, such as tradeshows or conventions.  Foreman shall perform the Services at times and places reasonably convenient to Foreman and the Company and subject to Foreman’s and the Company’s other commitments.  The Company acknowledges that Foreman shall not be required to perform services on any Saturday or Sunday, nor to perform services on any Wednesday outside of Houston or that would conflict with Foreman’s community and religious obligations on such day.

4.           Consideration.  In full consideration for Foreman’s services under this Agreement, the Company will pay Foreman and GFV, as follows:

(a)           Cash Payments.

(i)           Upon the execution and delivery of this Agreement by the Company, GFV, and Foreman, the Company shall pay to each of Foreman and GFV an aggregate cash amount equal to $25,000 by wire transfer of immediately available funds to an account designated in writing by Foreman and GFV, respectively.

(ii)          Upon completion of the filming for the Company’s initial Commercial, the Company shall pay to each of Foreman and GFV an aggregate cash amount equal to $25,000 by wire transfer of immediately available funds to an account designated in writing by Foreman and GFV, respectively.

(iii)         Upon completion of the filming of each additional Commercial, the Company shall pay to each of Foreman and GFV an aggregate cash amount equal to $25,000 by wire transfer of immediately available funds to an account designated in writing by Foreman and GFV, respectively.

(iv)         For each personal appearance by Foreman during any calendar year after Foreman’s first personal appearance in such calendar year, the Company shall pay to Foreman an aggregate cash amount equal to $50,000 by wire transfer of immediately available funds to an account designated in writing by Foreman.

Execution Version

(b)           Qualified Lead Consideration.  The Company shall pay to (i) Foreman (by wire transfer of immediately available funds to an account designated in writing by Foreman) an aggregate cash amount equal to $15 per Qualified Lead generated during the Term; and (ii) GFV (by wire transfer of immediately available funds to an account designated in writing by GFV) an aggregate cash amount equal to $15 per Qualified Lead generated during the Term (the aggregate amount payable to Foreman and GFV pursuant to clauses (i) and (ii), the “Qualified Lead Consideration”).  The Company shall pay the Qualified Lead Consideration within ninety (90) days after the end of each calendar year quarter ending on each March 31st, June 30th, September 30th and December 31st during the Term and, if applicable, within ninety (90) days after the expiration of the Term or termination of this Agreement.  In connection with the payment of each Qualified Lead Consideration, the Company shall deliver to Foreman and GFV a detailed calculation of such Qualified Lead Consideration certified by the Chief Financial Officer of the Company (the “Qualified Lead Consideration Calculation”) and reasonable supporting information.  In the event Foreman or GFV objects to the Qualified Lead Consideration Calculation, Foreman or GFV, as the case may be, shall deliver to the Company a written statement within thirty (30) days of delivery of the Qualified Lead Consideration Calculation stating Foreman’s or GFV’s, as the case may be, objection and proposed adjustments (the “Qualified Lead Adjustment Statement”).  If Foreman or GFV, as the case may be, delivers a Qualified Lead Adjustment Statement to the Company, the Company and Foreman or GFV, as the case may be, shall attempt in good faith to resolve their dispute regarding the Qualified Lead Consideration Calculation, but if a final resolution thereof is not obtained within ten (10) days after Foreman or GFV, as the case may be, delivers to the Company such Qualified Lead Adjustment Statement, either the Company, on the one hand, or Foreman or GFV, as the case may be, on the other hand, may retain an accounting firm satisfactory to both the Company and Foreman or GFV, as the case may be, (the “Independent Accountant”) to resolve any remaining disputes concerning the Qualified Lead Adjustment Statement.  If the Independent Accountant is retained, (i) the Independent Accountant’s decision as to the Qualified Lead Calculation shall be final and binding on, and non-appealable by, the Company, Foreman and GFV, and (ii) the fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Qualified Lead Calculation is furthest from the Independent Accountant’s calculation of the Qualified Lead Calculation.

Execution Version

(c)           Profit Sharing Consideration.  During the Term and after termination of this Agreement with respect to the Total Diabetes Profit associated with each Qualified Lead, the Company shall pay to (i) Foreman (by wire transfer of immediately available funds to an account designated in writing by Foreman) an aggregate amount equal to ten percent (10%) of the Total Diabetes Profit for each calendar year minus the Qualified Lead Consideration paid in accordance with Section 4(b); and (ii) GFV (by wire transfer of immediately available funds to an account designated in writing by GFV) an aggregate amount equal to ten percent (10%) of the Total Diabetes Profit for each calendar year minus the Qualified Lead Consideration paid in accordance with Section 4(b) (the aggregate amount payable to Foreman and GFV pursuant to clauses (i) and (ii), the “Profit Sharing Consideration”).  For illustration purposes only, if a diabetic patient generates $250 of Total Diabetes Profit per year for four (4) years, the Company would pay to each of Foreman and GFV pursuant to this Section 4(c) an aggregate cash amount equal to $85 ($250 x 4 = $1,000 x 10% = $100 - $15).  The Company shall pay the Profit Sharing Consideration within ninety (90) days after the end of each calendar year during the Term and after termination of this Agreement for as long as there is any Total Diabetes Profit.  In connection with the payment of each Profit Sharing Consideration, the Company shall deliver to Foreman and GFV a calculation of such Profit Sharing Consideration certified by the Chief Financial Officer of the Company (the “Profit Sharing Consideration Calculation”) and reasonable supporting information, including the Company’s audited consolidated statements of operations, stockholders’ equity and cash flows for such calendar year and audited consolidated balance sheet as of December 31st of such calendar year; provided, that the Company’s Board of Directors in good faith elects to release such financial statements to Foreman and GFV, as the case may be, in which any financial statements released to Foreman and GFV shall be considered Confidential Information (as defined in Section 16 hereof).  In the event Foreman or GFV, as the case may be, objects to the Profit Sharing Consideration Calculation, Foreman or GFV, as the case may be, shall deliver to the Company a written statement within thirty (30) days of delivery of the Profit Sharing Consideration Calculation stating Foreman’s or GFV’s, as the case may be, objection and proposed adjustments (the “Profit Sharing Adjustment Statement”).  If Foreman or GFV, as the case may be, delivers a Profit Sharing Adjustment Statement to the Company, the Company and Foreman or GFV, as the case may be, shall attempt in good faith to resolve their dispute regarding the Profit Sharing Consideration Calculation, but if a final resolution thereof is not obtained within ten (10) days after Foreman or GFV, as the case may be, delivers to the Company such Profit Sharing Adjustment Statement, either the Company, on the one hand, or Foreman or GFV, as the case may be, on the other hand, may retain the Independent Accountant to resolve any remaining disputes concerning the Profit Sharing Adjustment Statement.  If the Independent Accountant is retained, (i) the Independent Accountant’s decision as to the Profit Sharing Consideration Calculation shall be final and binding on, and non-appealable by, the Company, Foreman and GFV and (ii) the fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Profit Sharing Consideration Calculation is furthest from the Independent Accountant’s calculation of the Profit Sharing Consideration Calculation.

(d)           Books and Records.  After delivery of the Qualified Lead Consideration Calculation and/or the Profit Sharing Consideration Calculation, the Company shall make available to Foreman and GFV and one (1) of their respective representatives for one (1) day twice in any calendar year during the Term and for one (1) day twice during the twelve (12) months following expiration of the Term, upon at least forty eight (48) hours prior written notice and during normal business hours, all books, records, work papers, one (1) accounting personnel and other materials and sources used by the Company to prepare such calculations.

(e)           Default Payments.  If the Company is in default with the payment of the Qualified Lead Consideration or Profit Sharing Consideration to Foreman or GFV, then without limiting any of Foreman’s or GFV’s, as the case may be, rights or remedies, the Company shall pay Foreman or GFV, as the case may be, interest on such unpaid amount at a rate equal to five percent (5%) commencing thirty (30) days after such amount are due and owing; provided, that such interest shall not accrue on any portion of the unpaid amount that is disputed in good faith by the Company.

(f)           Additional Consideration.

(i)           In the event Foreman decides to introduce and makes such introduction to the Company during the Term to any products and/or services that the Company is not selling or marketing at the time of such introduction and the Company decides to sell and market any such products and/or services during the Term, the Company and Foreman shall enter into a joint venture agreement with respect to such products and/or services in which any profits derived therefrom shall be divided equally between the Company and Foreman.

Execution Version

(ii)          In the event GFV decides to introduce and makes such introduction to the Company during the Term to any products and/or services that the Company is not selling or marketing at the time of such introduction and the Company decides to sell and market any such products and/or services during the Term, the Company and GFV shall enter into a joint venture agreement with respect to such products and/or services in which any profits derived therefrom shall be divided equally between the Company and GFV.

5.           Reimbursement of Expenses.  During the Term, the Company shall pay or reimburse Foreman for all reasonable and necessary travel, entertainment and other expenses, including the cost of transportation, lodging and meals incurred by Foreman in connection with providing the services performed by Foreman hereunder.  In order for the Company to reimburse Foreman for such allowable expense, Foreman shall furnish to the Company, in a timely manner, written documentation in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.  The Company acknowledges that, to the extent Foreman is required to travel more than 50 miles outside of Houston, Texas in connection with the performance of his Services, Foreman will be given round trip first class ticket and, if used, a companion ticket (by air if appropriate, between Houston, Texas and such destination), exclusive limousine ground transportation and five-star first class hotel (suite, if available plus a separate room for Foreman’s companion) accommodations.  Notwithstanding the foregoing, Foreman may elect to arrange for alternate means of transportation in lieu of any air transportation otherwise to be provided for by the Company pursuant to the preceding sentence, for which Foreman shall be entitled to be reimbursed, for his actual and reasonable alternative transportation costs but in no event to exceed the costs of the first class air transportation offered by the Company.

6.           Covenants.

(a)           The Company shall comply in all material respects with all material laws and regulations applicable to its business of marketing and selling Core Diabetic Supplies (including, but not limited to, all applicable health and safety and privacy laws and regulations) and maintain all necessary and material licenses and permits.

(b)           The Company shall maintain full and accurate books and records showing, at a minimum, the list of Qualified Leads and sales and cost information necessary to compute the Qualified Lead Consideration and Profit Sharing Consideration.

(c)           The Company shall promptly notify Foreman and GFV in writing in the event that any governmental entity makes any claim that the marketing and/or sale of any Core Diabetic Supplies by the Company does not comply in any material respect with any material applicable law or regulation.

(d)           The Company shall maintain in full force and effect during the Term comprehensive general liability insurance, including coverage for products liability and personal injury, naming Foreman as an additional insured, from a qualified insurance carrier, with respect to all claims and damages arising out of the manufacture, distribution, sale, offering for sale and use of any Core Diabetic Supplies.  Such insurance policies shall have aggregate policy limits of at least $1,000,000 per occurrence and $5,000,000 in the aggregate.  The policies shall specify that they may not be cancelled by the insurer except after 30 days’ prior written notice by the insurer to Foreman.  The Company agrees to provide Foreman evidence of such insurance coverage at the reasonable request of Foreman.

Execution Version

(e)           The Company agrees to use its commercially reasonable best efforts to provide that all Advertising shall include a prompt to call an 800 (toll-free) number, which shall be a separate dedicated line for all Advertising, or a particular website that will monitor the number of calls made, or Internet orders in response to such Advertising.  Without limiting the generality of the foregoing, the Company agrees to establish phone call and internet procedures reasonably acceptable to Foreman and GFV to identify and establish Qualified Leads during the Term.

(f)           Subject to Section 3 hereof, the Company and Foreman agree to cooperate to arrange a mutually acceptable time and place to film the initial Commercial within 60 days after the Effective Date (so that the Company may begin distributing the initial Commercial through television in the United States as soon as practicable) and an additional Commercial during each calendar year ending December 31, 2010, 2011 and 2012.

(g)           Each of the Company, GFV, and Foreman agrees that it will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate the other party’s or its public image in society or standing in the community.

(h)          The Company agrees that no business operation of the Company currently involves or shall involve the sale or distribution of alcohol or tobacco products, firearms, political statements or sexual content.

7.           Term; Termination; Survival.

(a)           The term of this Agreement shall be for a period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Term”); provided, however, that in the event Foreman is paid an aggregate amount of (i) $300,000 hereunder by the Company during the final twelve (12) month period of the Term or (ii) $500,000 hereunder by the Company during the Term, the Company shall have the right, but not the obligation, to extend the Term for an additional three (3) year period (the “Extension Period”) on the terms and conditions set forth herein (the “Extension Right”); provided, further, however, that the Company shall have the Extension Right during the Term and each Extension Period (if any).

(b)           This Agreement may be terminated at any time by the mutual written consent of the parties hereto.

(c)           Either party shall have the right to terminate this Agreement if the other party breaches any material term or condition of this Agreement that is capable of being cured and fails to cure such breach within thirty (30) days after written notice from the non-breaching party; provided, however, that the non-breaching party shall extend the deadline for curing any breach appropriately if it is capable of being cured but not reasonably within thirty (30) days.

Execution Version

(d)           In the event the Agreement is terminated due to a breach by the Company, (i) the Company shall immediately discontinue the use or display of Commercials or any Foreman Indicia in any of the Company’s promotions or advertising or marketing campaigns and (ii) the restrictive covenants set forth in Section 16 and 20 shall terminate.

(e)           This Agreement may be terminated by Foreman and GFV upon written notice to the Company if the Company becomes insolvent or seeks protection under bankruptcy, receivership, trust deed, creditor arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company and not dismissed within ninety (90) days.

(f)           In the event that the Agreement is terminated due to breach by Foreman or GFV, the restrictive covenants in Section 16 and 20 shall survive in accordance with the terms and conditions herein.

(g)           The provisions of Sections 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, and 31 shall survive any expiration or termination of this Agreement for any reason in accordance with the terms and conditions herein.

(h)           In the event that the Agreement is terminated, (i) Foreman and/or GFV, as the case may be, shall immediately return to the Company all Confidential Information (as defined below) in its possession or control, and shall provide the Company with a written certification as to the return of such Confidential Information, (ii) pursuant to Section 7(c) or Section 7(f), the Company shall make any payments hereunder in accordance with Section 4(b) and Section 4(c), as applicable, through the date of such termination to Foreman and GFV, and all payments obligations shall cease as of such date of termination, and (iii) pursuant to Section 7(c), Section (d), or Section 7(e), the Company shall make any payments hereunder in accordance with Section 4(b) and Section 4(c), as applicable, to Foreman and GFV.

8.           Grant of License.  Subject to the terms and conditions hereof, Foreman hereby grants to the Company an exclusive worldwide license to use the Foreman Indicia in connection with the Advertising.  Except for the limited license specifically provided herein, all right, title and interest in all Foreman Indicia with respect to the Advertising are and shall remain Foreman’s and Foreman is not transferring to the Company any right or interest in any copyright, trademark or service mark relating to the Foreman Indicia or to any elements thereof or any other copyright, trademark or service mark owned by Foreman or to any elements thereof.  All Advertising shall bear such trademark or other notices of which Foreman may notify the Company in writing; provided, that such marks are reasonable and do not distort or adversely affect the Advertising.  The Company and Foreman shall mutually agree as to form, location and content of such trademarks and service marks.

9.           Representations and Warranties.

(a)          Foreman represents and warrants to the Company that:

(i)           Foreman has all requisite power and authority to execute, deliver and perform, this Agreement and to consummate the transactions contemplated hereunder.

Execution Version

(ii)          When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Foreman, enforceable against Foreman in accordance with its terms subject to bankruptcy and equitable exceptions.

(iii)         The execution and delivery of this Agreement by him and the performance by Foreman of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any contract or agreement, to which Foreman is a party or to which Foreman is or may be bound.

(iv)         All Foreman Indicia (a) shall be accurate and Foreman’s own and original creation, except for information validly licensed for use by Foreman or in the public domain; (b) will consist only of information that Foreman is authorized to use and to authorize the Company to use as contemplated in this Agreement; (c) will not constitute a libel or defamation or conflict with any copyright, right of privacy or other rights of, and will not cause injury to, any third party; (d) will conform to all applicable federal, state and local laws and regulations and any other governmental or quasi- governmental laws or regulations of the United States or any other country; and (e) is owned by Foreman.

(v)          Foreman has the full right and authority to grant the rights and licenses set forth herein.

(vi)         The Company shall be entitled at any time to bring any concerns it has regarding the Foreman Indicia to the attention of Foreman, whereupon the parties will cooperate in good faith to address the Company’s concerns.  If the Company, in its reasonable judgment, believes that immediate action is required with regard to any of the Foreman Indicia to avoid any violation of applicable laws or breach of any contract, agreement or arrangement, the Company may delete, modify or revise  such information; provided, that the Company shall notify Foreman of such action prior thereto, if reasonably possible (or, if not, as soon thereafter as commercially practicable).  In the event Foreman ceases to maintain his high-profile as a pre-eminent spokesperson and/or entertainer, and becomes completely inactive as an endorser, Foreman agrees to discuss in good faith with the Company some protection to the rights and obligations hereunder.

(b)          GFV represents and warrants to the Company that:

(i)           GFV has all requisite power and authority to execute, deliver and perform, this Agreement and to consummate the transactions contemplated hereunder.

(ii)          When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of GFV, enforceable against GFV in accordance with its terms subject to bankruptcy and equitable exceptions.

(iii)         The execution and delivery of this Agreement by GFV and the performance by GFV of its obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any contract or agreement, to which GFV is a party or to which GFV is or may be bound.

(c)           The Company represents and warrants to Foreman and GFV that:

Execution Version

(i)           The Company has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder.

(ii)          When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy and equitable exceptions.

(iii)          The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any contract or agreement which the Company is a party or to which the Company is or may be bound.

(iv)         The dialogue and material written or used by the Company in any Advertising shall be wholly original and will not constitute a libel or defamation or conflict with any copyright, right of privacy or other rights of, and will not cause injury to, any third party.

10.         Press Release.  It is the intent of the parties to issue a joint press release announcing the formation of the relationship created hereby; provided, that it is agreed, except as required by law or by the Securities and Exchange Commission (upon an opinion by counsel of such party) or in connection with the performance and enforcement of this Agreement, no party will issue any such press release or disclose the terms of this Agreement without the prior written consent of the other parties.

11.         Enforcement Action. If either party obtains information that the rights granted by Foreman to the Company have been breached by a third party, such information shall be promptly transmitted to the other party.  As between the Company and Foreman, any litigation or other action to police the Foreman Indicia and to abate infringement shall be under the complete control of Foreman; provided, however, that the Company agrees to cooperate in any such litigation and to commence appropriate action if requested to do so by Foreman, but only to the extent approved by the Company’s outside counsel and further subject to mutual agreement among the Company and Foreman regarding division of the expense of retaining outside counsel.

12.         Arbitration.  The parties are desirous of reducing the time and costs of resolving disputes.  Accordingly, any claim or controversy arising out of or in connection with the construction or application of any term, provision or condition of this Agreement shall be settled by final and binding arbitration in the State of New York under the Rules of the American Arbitration Association; provided, however, that any such matter submitted to arbitration shall be presided over by a panel of at least three (3) arbitrators who each shall have experience in the area of commercial law.  The decision of the arbitrators shall be binding upon the parties.  The reasonable cost of arbitration shall be borne by the losing party or in such proportion as the arbitrators shall decide.  Judgment on the award rendered by the arbitrator may be entered in any court in the world having jurisdiction.

Execution Version

13.         Indemnification by the Company.  The Company shall indemnify, defend and hold Foreman and GFV harmless from and against all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys’ fees and court costs) arising from or related to (a) the Company’s business or operation, including without limitation, from the manufacture, marketing, sale or distribution of any products or services, or from infringement of any patent, trademark, copyright or other proprietary rights (other than a cause of action relating to the Foreman Indicia) in connection with any of the Company’s products or services and (b) any claims of third parties against Foreman or GFV arising from or related to any breach of any of the Company’s representations, warranties, covenants and agreements hereunder; provided, that the Company shall be accorded full control of the defense and/or settlement of any claims relating to the Company so long as any consent to entry of any judgment or entry into any settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to Foreman or GFV, as the case may be, of a release from all liability with respect to such claim.

14.         Indemnification by Foreman; GFV.

(a)           Foreman shall indemnify, defend and hold the Company harmless from and against all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys’ fees and court costs) any claims of third parties against the Company arising from or related to any breach of any of Foreman’s representations, warranties, covenants and agreements hereunder; provided, that Foreman shall be accorded full control of the defense and/or settlement of any claims relating to the Foreman Indicia so long as any consent to entry of any judgment or entry into any settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Company of a release from all liability with respect to such claim.

(b)           GFV shall indemnify, defend and hold the Company harmless from and against all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys’ fees and court costs) any claims of third parties against the Company arising from or related to any breach of any of GFV’s representations, warranties, covenants and agreements hereunder; provided, that GFV shall be accorded full control of the defense and/or settlement of any claims relating to GFV so long as any consent to entry of any judgment or entry into any settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Company of a release from all liability with respect to such claim.

15.         LIMITATION OF LIABILITY.  NOTWITHSTANDING ANYTHING STATED OR IMPLIED TO THE CONTRARY HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR EXEMPLARY, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN ANY MANNER ARISING OUT OF THIS AGREEMENT OR THE BREACH OF ANY TERM, COVENANT, REPRESENTATION, WARRANTY OR OBLIGATION CONTAINED HEREIN.

Execution Version

16.         Confidential Information.  Each of Foreman, GFV and their respective Affiliates recognizes and acknowledges that such Person has had, and will have, access to Confidential Information (as defined below) and that such Confidential Information constitutes special, unique and valuable property of the Company.  Each of Foreman, GFV and their respective Affiliates acknowledges that the Confidential Information is and shall remain the exclusive property of the Company.  Each of Foreman, GFV and their respective Affiliates agrees that such Person will not at any time without the prior written consent of the Company (whether during the Term or at any time thereafter) utilize such Confidential Information for such Person’s own benefit, for the benefit of any third party or to the detriment of the Company, or disclose such Confidential Information to anyone outside the Company other than as shall be necessary in connection with the performance of such Person’s obligations hereunder or as permitted hereunder.  Each of Foreman, GFV and their respective Affiliates agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.  For purposes of this Agreement, the term “Confidential Information” shall mean any confidential, proprietary or non-public information, whether written or oral, tangible or intangible, of or concerning the Company and parties with whom the Company does business, and shall include, without limitation, scientific, trade and engineering secrets, “know- how”, formulas, secret processes, drawings, specifications, engineering, hardware configuration information, works of authorship, machines, inventions, concepts, computer programs (including documentation of such programs), images, text, source code, object code, html code, scripts, flow charts, routines, compilers, assemblers, designs and all modifications, enhancements and options thereto, services, materials, patent applications, new product and other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, business plans, prospects, financial information, information about costs, profits, markets, sales, customers and suppliers, procurement and promotional information, credit and financial data concerning customers or suppliers, information relating to the management, operation and planning of the Company and plans for future development and other information of a similar nature to the extent not available to the public.  The Company acknowledges that for purposes of this Agreement, the term “Confidential Information” shall not include information which (a) was demonstrably known to Foreman or GFV prior to the Effective Date, (b) is independently developed by Foreman or GFV not in violation of this Agreement or learned by Foreman or GFV from a third party who is not under an obligation of confidence to the Company or parties with whom the Company does business, or (c) becomes generally available to the public other than by breach of this Section 16.  In the event that Foreman or GFV becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands and similar processes and/or other legal means) to disclose any Confidential Information, such Person will provide the Company with prompt notice thereof so the Company may seek a protective order or other appropriate remedy and Foreman or GFV, as the case may be, will use such Person’s reasonable efforts to cooperate with and assist the Company in securing such protective order or other remedy; provided, that Foreman or GFV, as the case may be, will be reimbursed by the Company for all of such Person’s reasonable expenses in connection with such cooperation.  In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 16 to permit a particular disclosure, Foreman or GFV, as the case may be, shall furnish only that portion of the Confidential Information which such Person is advised by counsel in writing is legally required to be disclosed and shall exercise such Person’s reasonable best efforts to cooperate with the Company to obtain reliable assurances that confidential treatment will be afforded the Confidential Information; provided, that Foreman or GFV, as the case may be, will be reimbursed by the Company for all such Person’s reasonable expenses in connection with such cooperation.  Each of Foreman ,GFV and their respective Affiliates further agrees that all memoranda, disks, files, notes, records or other documents which contain Confidential Information, whether in electronic form or hard copy, and whether created by Foreman, GFV or any of their respective Affiliates or others, which come into such Person’s possession, shall be and remain the exclusive property of the Company to be used by Foreman or GFV only in the performance of such Person’s obligations hereunder.

Execution Version

17.         Return of Documents and Property.  Upon the termination of Foreman’s consulting relationship with the Company or at any other time upon the request of the Company, Foreman, GFV, and/or their respective Affiliates, heirs or personal representatives (a) shall deliver to the Company all memoranda, disks, files, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory), and (b) use good faith efforts to purge from any computer system in his possession other than those owned by and returned to the Company, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company.

18.         Intellectual Property Rights.  The Company acknowledges that as between Foreman, on the one hand, and the Company, on the other hand, the Company is the licensee of all right, title and interest in and to the Foreman Indicia with respect to the Advertising and in all copyrights, trademarks and other rights associated therewith, and is the owner of all artwork, copy, literary text, advertising and promotional material of any sort which utilize the foregoing (including all such materials developed by or under the authority of the Company), and the goodwill pertaining to all of the foregoing.  Except for the license specifically provided herein, Foreman is not transferring to the Company any right, title or interest in and to the Foreman Indicia or any copyrights, trademarks and other rights associated therewith.  Without limiting the generality of the foregoing, the Company may not use any Advertising or Commercial after expiration of the Term, except that the Company may retain one archival copy for its records.

19.         Grant of Rights.

(a)           Each of Foreman and GFV acknowledges and agrees that Foreman and GFV shall not have any approval rights over the Company’s business or operation, including, but not limited to, the Company’s use of media brokers, media buyers, manufacturers, telemarketers, or fulfillment entities in connection with the Company’s performance of its duties hereunder or otherwise in connection herewith; provided, however, that the Company shall not use a Commercial or any Advertising unless such Commercial or Advertising has been previously approved in writing by Foreman.

(b)           Notwithstanding any implication herein to the contrary, the Company shall not have the right to edit, delete, add to or combine any Commercial or Advertising without Foreman’s prior written approval; provided, however, that the Company shall have the right to edit, delete, add to or combine any Commercial or Advertising without Forman’s prior written approval if such edit, deletion, addition or combination is immaterial.

20.         Exclusivity; Non-Competition.

(a)           Each of Foreman, GFV and their respective Affiliates acknowledges that (i) the Company engages in a competitive business, (ii) Foreman and GFV services and responsibilities are unique in character and are of particular significance to the Company, (iii) Foreman’s and GFV’s relationship with the Company will place such Person in a position of confidence and trust with the customers, suppliers and employees of the Company, and (iv) Foreman’s and GFV’s position with the Company has and will provide such Person access to Confidential Information which is valuable and material to the business and competitive position to the Company.

Execution Version

(b)          Each of Foreman, GFV and their respective Affiliates therefore agrees that during the Term (the “Restricted Period”) and for a period of twelve (12) months after termination of this Agreement, unless such termination is due to or results from a breach of this Agreement by the Company, in which case the Restricted Period shall end on such termination date, such Person will not, directly or indirectly, as an individual proprietor, partner, shareholder, member, officer, director, employee, consultant, independent contractor, joint venturer, investor, lender, spokesperson, promoter, endorser or any role participate in any Restricted Business (as defined below) anywhere in the United States unless such Person shall have obtained the prior written consent of the Company; provided, that it shall not be a violation of this Section 20(b) for such Person to (i) own, in the aggregate, an interest of less than 5% of the shares or other equity interests of any company traded on a national securities exchange or over the counter market; and/or (ii) comply with and/or exercise such Person’s rights, obligations and responsibilities under that certain (A) Operating Agreement of InStride Ventures, LLC, by and among GFV, In Stride, LLC, a Delaware limited liability company, Olen Rice, and Paul Koester (the “InStride Operating Agreement”), (B) License Agreement, dated April 20, 2007, between GFV and InStride Venture, LLC (the “InStride License Agreement” and together with the InStride Operating Agreement, the “InStride Documents”), (C) Operating Agreement of Vita Ventures, LLC, by and between G-Nutritional, LLC, a Delaware limited liability company (“G-Nutritional”), and Vitaquest International LLC, a Delaware limited liability company (the “Vita Ventures Operating Agreement”), (D) Trademark License and Services Agreement, dated September 7, 2006, between Vita Ventures, LLC, a Delaware limited liability company, and G-Nutritional (the “Vita Ventures Trademark License Agreement” and together with the Vita Ventures Operating Agreement, the “Vita Documents”), (E) Promotion License Agreement, dated September 6, 2006, between KnowFat Franchise Company, Inc., a Delaware corporation (“KnowFat”), and GFV (the “KnowFat Promotion License Agreement”), (F) Services Agreement, dated September 6, 2006, between KnowFat and GFV (the “KnowFat Service Agreement” and together with the KnowFat Promotion License Agreement, the “KnowFat Documents”), and (G) Agreement by and among George Foreman Productions, Inc. and Foreman, on the one hand, and GFV and George Foreman Enterprises, Inc., on the other hand, dated April ___, 2010, which includes the limited license from Foreman to GFV with respect to the InStride Documents, the Vita Documents, and the KnowFat Documents (the “Foreman-GFV Agreement”, and together with the InStride Documents, the Vita Documents, and the KnowFat Documents, the “Foreman Related Documents”).  The Company hereby acknowledges that GFV has delivered copies of the Foreman Related Documents to the Company.

Execution Version

(c)           Each of Foreman, GFV and their respective Affiliates, as applicable, further acknowledges and agrees that (i) the InStride Documents does not require Foreman to participate in any commercials, infomercials, or advertising or promotions distributed through radio, television or the internet, or any other forms of media or advertisements that require Foreman to speak, and Foreman shall not participate in any such forms of commercials, infomercials, advertising, promotions or media with respect to InStride Documents, (ii) such Persons shall not amend, modify, or restate the InStride Documents in any manner that would result in a default by such Person under the terms of this Agreement (iii) such Persons shall comply with the terms and conditions set forth in Section 21 herein prior to the assignment of the InStride License Agreement, as the case may be, to any third party, (iv) such Persons and the other Foreman or GFV related Persons party to the Foreman Related Documents shall not manufacture, sell, promote, market and/or advertise any other products and/or services under the Foreman Related Documents except as specifically set forth in such respective Foreman Related Documents; (v) such Persons shall not expand the scope or categories of the products and/or services to be manufactured, sold, promoted, marketed and/or advertised in any of the respective Foreman Related Documents, and (vi) such Persons shall not manufacture, sell, promote, market and/or advertise any diabetic strips, lancets, meters, control solutions, insulin delivery devices or systems or insulin syringes under the Foreman Related Documents.

(d)           The Company hereby acknowledges and agrees that the rights and obligations set forth under this Agreement shall not prohibit any of Foreman, GFV or any of their respective Affiliates, as applicable, from exercising their rights or complying with their respective obligations under any of the Foreman Related Documents; provided, however, that in the event exercising such rights or complying with any such obligations causes a breach of this Agreement, including, but not limited to Section 20(c), or a non-appealable order is issued by an Authority of competent jurisdiction that permits or authorizes such Person to manufacture, advertise, promote, market and/or sell any diabetic strips, lancets, meters, control solutions, insulin delivery devices or systems or insulin syringes in exercising its rights or complying with its obligations under the applicable Foreman Related Documents, the Company (after defending its rights with respect to such Authority) shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 7(c) or Section 7(f).

(e)           For purposes of this Agreement, a “Restricted Business” shall mean any company or entity that is engaged in the business of manufacturing, offering, soliciting or making sales of any of the Core Diabetic Supplies; provided, that the manufacture or sale of food products and/or cookbooks shall not be considered a Restricted Business, so long as products or cookbooks are not directly targeted to any individual with diabetes or restricted by low-sugar diets.

(f)           During the Restricted Period, each of Foreman, GFV and their respective Affiliates agrees not to, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee of or consultant to the Company at any time during the preceding twelve (12) month period, to terminate his or her employment relationship with the Company or to become employed by such Person or any individual or entity by which such Person is employed or a consultant, or interfere in any other way with the employment or other relationship of any employee of or consultant to the Company; provided, however, that this Section 20(f) shall not apply to a consultant to the extent that such consultant remains reasonably accessible to the Company; and provided, further, however, that the general solicitation of employment by such Person conducted, directly or indirectly, in newspapers, trade journals, the Internet, through recruiters or by any similar media and any subsequent employment discussions or employment shall not be deemed to be an attempt to employ any employee or former employee of the Company.

Execution Version

21.         Right of First Refusal.  At least forty-five (45) days prior to Foreman, GFV or any of their respective Affiliates, as applicable, makes an assignment of all of any portion of any the InStride License Agreement, as the case may be, to any third party (except as set forth in the last sentence of this Section 21), such Person (the “Assigning Party”) shall deliver a written notice (the “Offer Notice”) to the Company, which Offer Notice shall be deemed to be an offer of the subject InStride License Agreement, as the case may be, to the Company on the same terms and conditions as proposed by such third party.  The Company shall have right, but not the obligation, to assume the assignment of the InStride License Agreement as specified in the Offer Notice at the price and on the terms specified in the Offer Notice by delivering written notice of such election to Foreman, GFV or any of their respective Affiliates, as applicable, within thirty (30) days after the delivery of the Offer Notice (the “Election Notice”).  If the Company elects to assume the assignment of the InStride License Agreement, as the case may be, from Foreman, GFV or any of their respective Affiliates, as applicable, the closing of such transaction shall be consummated as soon as practical after the delivery of the Election Notice.  To the extent that the Company does not elect to assume the assignment of the InStride License Agreement, as the case may be, from Foreman, GFV or any of their respective Affiliates, as applicable, such Person, may, within thirty (30) days thereafter, assign the InStride License Agreement, as the case may be, to one or more third parties at the price and on the terms and conditions set forth in the Offer Notice.  Notwithstanding the foregoing and for the avoidance of any doubt, each of the Parties acknowledges and agrees that the Right of First Refusal provided to the Company in this Section 21 shall not apply to any assignment of the InStride License Agreement to any Affiliate of Foreman, the GFV, and/or InStride Ventures, LLC; provided, that such assignee is not a competitor of the Company.

22.         Relationship of the Parties.  The parties to this Agreement are independent contractors, and this Agreement shall not be construed to create a partnership, joint venture, employment or principal agent relationship between the parties.  Each party shall be solely responsible to compensate any employees, agents or representatives employed or engaged by it to perform duties under this Agreement and for all taxes, imposts, duties and all charges of any governmental authority arising from its or his activities under this Agreement.  Neither the Company nor Foreman, nor GFV, nor any person or entity employed by any of them, are authorized to make any representation or warranty concerning the other parties or incur or assume any obligation or liability for the other parties.

23.         Amendment; Waiver.  No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by the party against whom enforcement is sought.  Any of the terms and conditions of this Agreement may be waived at any time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.  A failure to enforce any provision of this Agreement shall not operate as a waiver of the provision or of any other provision hereof.

24.         Behavior.  Each of Foreman, GFV and their respective Affiliates agrees that at no time during the Restricted Period shall such Person publicly disparage the Company, the Company’s products or the Services.  If any of Foreman, GFV or their respective Affiliates does publicly disparage the Company, the Company’s products or the Services, or if any of Foreman, GFV or their respective Affiliates should be convicted with a felony, the Company shall have the right to terminate this Agreement without waiver of any or all other legal remedies in which case Company shall immediately cease use of all materials utilizing Foreman’s name, voice, likeness or endorsement.  The Company’s election to terminate this Agreement pursuant to this Section 24 shall not be later than forty-five (45) days after the Company became aware of the facts giving rise to such right under this Section 24.

Execution Version

25.         Severability.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

26.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of law principles.

27.         Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to be given or made when delivered by overnight courier or first-class, postage prepaid, registered or certified mail to the following address or addresses or such other address or addresses as either party may designate in writing to the other in accordance with this Section 27:

If to the Company:	United States Pharmaceutical Group, L.L.C.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005

With a copy to:	NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Legal Department
Facsimile: (954) 903-5940

and

McDermott Will & Emery
201 South Biscayne Boulevard
Suite 2200
Miami, FL 33131-4336
Attention: Ira J. Coleman, Esq. and Fred Levenson, Esq.

If to Foreman:	Morgan, Lewis & Bockius LLP
77 West Wacker Drive
Chicago, IL 60601-5094
Attention: Neal Aizenstein

Execution Version

If to GFV:	George Foreman Enterprises, Inc.
100 North Wilkes-Barre Blvd.
4th Floor
Wilkes Barre, PA 18702
Attention: Richard L. Huffsmith

With a Copy to:	George Foreman Enterprises, Inc.
100 North Wilkes-Barre Blvd.
4th Floor
Wilkes Barre, PA 18702
Attention: Jeremy Anderson

28.         Assignment.  Neither Foreman, GFV nor the Company shall have the right to grant sublicenses hereunder or to otherwise assign, alienate, transfer, encumber, or hypothecate (all of the foregoing hereinafter “transfer”) any of their rights or obligations hereunder without the prior written consent of the other parties hereto.  The Company may, without the approval of Foreman or GFV, transfer its rights and/or obligations hereunder in connection with a consolidation, merger or sale of all or substantially all of the Company’s assets with any other entity.

29.         Compliance with Laws.  The Company agrees that it shall comply with applicable laws in connection with the development and publication of Commercials and other Advertising.  Foreman’s approval of the use or manner of use of Commercials or any Advertising shall not constitute an opinion as to the legal appropriateness or adequacy of such use or manner of use, and it shall be the Company’s sole responsibility to comply with all applicable laws and regulations; provided, that all of the Foreman Indicia shall comply with all applicable laws and regulations.

30.         Headings.  Paragraph headings are for convenience only and shall not be used in any manner to construe this agreement.

31.         Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the parties with respect to the subject matter hereof.

32.         Execution in Counterparts.  This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Execution Version

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

UNITED STATES PHARMACEUTICAL GROUP, L.L.C. (d/b/a NATIONSHEALTH)

By:	/s/Glenn M. Parker, MD
Name:	Glenn M. Parker, MD
Title:	C.E.O.

GEORGE FOREMAN

/s/George Foreman

GEORGE FOREMAN VENTURES LLC

By:	/s/Seymour Holtzman
Name:
Title:

Agreed and Acknowledged:

GEORGE FOREMAN ENTERPRISES, INC.

By:	/s/Seymour Holtzman
Name:
Title: